Exhibit 99.1

VERITAS FARMS CEO PROVIDES UPDATE TO SHAREHOLDERS ON RECENT CORPORATE AND BUSINESS DEVELOPMENTS

Fort Lauderdale, Florida—October 14, 2019 --Veritas Farms, Inc. (OTCQB:VFRMD) (“Veritas Farms” or the “Company”) a vertically integrated agribusiness focused on the production of full spectrum hemp oil products with naturally occurring cannabinoids is pleased to share CEO and Co-Founder Alexander Salgado’s letter to shareholders discussing recent corporate and business developments. The letter reads as follows:

Dear Fellow Shareholders,

I would like to take this opportunity to explain the rationale behind our recent decision to enact a reverse stock split. This step was not taken lightly and was necessary to reduce the number of outstanding shares and otherwise properly capitalize our Company in order to position us to uplist our stock from the OTCQB to a national securities exchange. In addition, in connection therewith, we have enhanced our corporate governance by expanding our board of directors so that a majority of the board consists of independent directors and by establishing audit, compensation and nominating and corporate governance committees, the members of which are our independent directors. We believe that positioning the Veritas Farms for an uplisting of its common stock to a national securities exchange, will be a significant step forward and the culmination of four years of hard effort, all made possible the support of you, our shareholders.

2019 has proven to be a period of significant growth for the Company.

We have reported a 500% increase in year to year revenue for the 6 months ended June 30, 2019, from $818,585 in 2018 to $4,496,275 in 2019, and we expect to see continued growth over the balance of this year. This sustained revenue growth has been made possible thanks to an aggressive expansion of our retailer and distributor network. We now count more than 4,500 retailers and distributors as partners within our rapidly expanding network. We expect this trend to continue and for Veritas Farms™ brand products to be stocked on shelves and warehouses around the country and internationally.

We have also successfully completed two private placement financings over the past 24 months. This has provided us with an infusion of capital in excess of $20 million. This capital is being deployed to fuel our continued efforts to expand our retailer and distribution network, implement additional sales and marketing platforms, expand our infrastructure, fill key management and administrative positions, and develop several exciting new category and product launches over the remainder of 2019 and beyond.

An excellent example of this capital being put to good use is the growth of our 100% owned and operated 140-acre farm and production facility in Pueblo Colorado. Key enhancements have been made to our farming infrastructure and processes which have increased our 2019 yields by as much as five times compared to our 2018. This will allow us to meet the rapidly rising demand for Veritas Farms™ full spectrum hemp products.

We believe he completion of the reverse stock split, enhancements to the Company’s corporate governance and our achievements in expanding Veritas Farms’ business and revenues and our raising of significant capital to fund operations are all necessary steps in positioning Veritas Farms to uplist its common stock to a national securities exchange.

I look forward to sharing more developments with you in the near future,

Sincerely,

Alexander M. Salgado

CEO and co-Founder

About Veritas Farms, Inc.

Veritas Farms, Inc. (OTCQB:VFRM) is a vertically integrated agribusiness focused on producing superior quality, whole plant, full spectrum hemp oils and extracts containing naturally occurring cannabinoids. The Company currently owns and operates a 140-acre farm and production facilities in Pueblo, Colorado, and is registered with the Colorado Department of Agriculture to grow industrial hemp. The Company markets and sells products under its Veritas Farms™ brand and manufactures private label products for a number of leading distributors and retailers.

Veritas Farms™ brand full spectrum hemp oil products include vegan capsules, tinctures, formulations for sublingual applications and infused edibles, lotions, salves, and oral syringes in a variety of size formats and flavors. All Veritas Farms™ brand products are third-party laboratory tested for strength and purity. The Company files periodic reports with the Securities and Exchange Commission, which can be viewed at www.sec.gov.

For additional information and online product purchase, visit www.theveritasfarms.com.

Veritas Farms, Inc. - Investor Contact

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Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including those with respect to the Company’s mission statement and growth strategy, are “forward-looking statements.” Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve many risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.